Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Harvey Kamil	Carl Hymans
NBTY, Inc.	G.S. Schwartz & Co.
President and Chief Financial Officer	212-725-4500
631-200-2020	carlh@schwartz.com

NBTY REPORTS THIRD QUARTER RESULTS

RONKONKOMA, N.Y. — July 27, 2009 - NBTY, Inc. (NYSE: NTY) (www.NBTY.com), a leading global manufacturer and marketer of nutritional supplements, today announced results for the fiscal third quarter and nine months ended June 30, 2009.

For the fiscal third quarter ended June 30, 2009, net sales were $652 million compared to $535 million for the fiscal third quarter ended June 30, 2008, an increase of $117 million or 22%.  Included in this total are net sales of $27 million from Julian Graves, which NBTY acquired in September 2008.  The Leiner Health Products business, which was acquired in July 2008, has been fully integrated into NBTY operations and accordingly, its sales can no longer be separately identified.

Net income for the fiscal third quarter ended June 30, 2009 was $46 million, or $0.73 per diluted share, which is comparable to the $46 million, or $0.72 per diluted share, for the fiscal third quarter ended June 30, 2008.

Net income for the fiscal third quarter reflects operational efficiencies and improved supply chain management.  Included in expenses for the quarter were the following:  $10 million for terminated IT projects determined to be ineffective and uneconomical, $4 million in legal expenses associated with Julian Graves Competition Commission issues in the UK, and a $3 million impairment charge to record the current market value of an idle plant.  The aggregate after-tax impact of these items was $0.17 per diluted share.

Adjusted EBITDA for the fiscal third quarter of 2009 was a record $109 million, compared to $87 million for the fiscal third quarter of 2008.  The Company’s balance sheet continues to be strong and well capitalized.  At June 30, 2009, working capital was $614 million, total assets were $1.9 billion, $325 million remains undrawn under the Company’s Revolving Credit Facility, and book value per share was $17.24.

OPERATIONS FOR THE FISCAL THIRD QUARTER ENDED JUNE 30, 2009

Overall gross profit margins for the fiscal third quarter of 2009 were 45% compared to 51% for the fiscal third quarter of 2008.  This reflects an on-going trend of private label sales constituting a greater portion of the Company’s overall sales.  Private label sales traditionally have a lower gross profit and, accordingly, overall gross profit margin decreased.

Net sales for the Wholesale/US Nutrition division, which markets various brands including Nature’s Bounty, Osteo Bi-Flex, Rexall, Sundown,  Ester-C, Solgar, and private label products, increased $113 million, or 40%, to $396 million.

The Nielsen Company tracks industry-wide sales of vitamins, minerals, herbs and other supplements in the food, drug and mass market sectors.  For the thirteen week period ended June 27, 2009, Nielsen reported an increase in the entire category of 9.8%.  According to Nielsen, for that same period, the Company’s Wholesale brands reported a 10.5% increase.

The Wholesale/US Nutrition division utilizes valuable consumer preference sales data generated by the Company’s Vitamin World retail stores and Puritan’s Pride Direct Response/E-Commerce operations to empower its wholesale customers with this latest data.  The Vitamin World stores are used as a laboratory for new ideas and are an effective tool in determining and monitoring consumer preferences.  This information, as well as scanned sales data from the Vitamin World stores, is shared on a real time basis with our wholesale customers to give them a competitive advantage.

Net sales for the North American Retail division, comprised of Vitamin World Stores in the United States and LeNaturiste stores in Canada, were $51 million, compared to $50 million, for the prior like quarter.   While operating in a difficult retail environment in the US and

Canada, the Division’s same store sales increased 1% for the fiscal third quarter of 2009.  Vitamin World’s modernization of its stores had a favorable impact on its operations in the fiscal third quarter.

During the fiscal third quarter of 2009, the North American Retail division closed 4 stores and added 1 new store.  At the end of the fiscal third quarter of 2009, the North American Retail division operated a total of 528 stores, consisting of 442 Vitamin World stores in the United States and 86 LeNaturiste stores in Canada.

European Retail net sales for the fiscal third quarter ended June 30, 2009 were $151 million compared to $146 million, for the prior like quarter.  European Retail net sales for the third fiscal quarter include $27 million from Julian Graves, which NBTY acquired in September 2008.  Excluding Julian Graves sales, European Retail net sales increased 8% in local currency (British Pound Sterling), and decreased 14% in US dollars for the third fiscal quarter, compared to the prior like quarter.  European Retail division same store sales in local currency increased 6% from the prior like period.

The Julian Graves acquisition was provisionally approved by the UK Competition Commission on July 22, 2009.  The final decision by the UK Competition Commission is expected on or before September 3, 2009.  During the third fiscal quarter Julian Graves operated at a breakeven despite not being integrated with the Company’s European operations.

The European Retail division continues to leverage its premier status, high street locations and brand awareness in a difficult retail environment. The European Retail division consists of 534 Holland & Barrett stores, 350 Julian Graves stores and 31 GNC stores in the UK, 24 Nature’s Way stores in Ireland, and 73 DeTuinen stores in the Netherlands, for a total of 1,012 stores in Europe.  During the fiscal third quarter of 2009, Holland & Barrett opened 2 franchised stores in South Africa, for a total of 9 franchised stores in South Africa.

Net sales from Direct Response/E-Commerce operations for the fiscal third quarter of 2009 decreased $2 million, or 3% to $53 million from $55 million for the fiscal third quarter of 2008.  As this division varies its promotional strategy throughout the fiscal year, its results should be viewed on an annual and not quarterly basis.  For the fiscal third quarter of 2009, compared with the prior like quarter, gross profit percentage for this division increased 6% to 64%; average order size increased $11.57 to $77.37.  Puritan’s Pride is the leader in the Direct Response and E-Commerce sectors and continues to increase the number of products available via its catalog and web sites.

OPERATIONS FOR THE FISCAL NINE MONTHS ENDED JUNE 30, 2009

For the fiscal nine months ended June 30, 2009, net sales were $1.9 billion compared to $1.6 billion for the fiscal nine months ended June 30, 2008, an increase of $330 million or 21%.

Net income for the fiscal nine months ended June 30, 2009 was $82 million, or $1.31 per diluted share, compared to $136 million, or $2.06 per diluted share, for the fiscal nine months ended June 30, 2008.  Net income for the fiscal nine months ended June 30, 2009 reflects the improved operations for the third quarter, decreases in foreign exchange rates, terminated IT project costs and the aforementioned other costs.  The aggregate after-tax impact of these items was $0.27 per diluted share.  Overall gross profit margins for the fiscal nine months ended June 30, 2009 were 43% compared to 52% for the fiscal nine months ended June 30, 2008.

As a result of the Leiner acquisition, during the first and second fiscal quarters, the Company experienced lower gross margins on the private label business and additional cost pressures as Leiner inventory levels were not adequate to maintain customer fulfillment levels at the time of its acquisition.  In order to maintain adequate customer fulfillment levels, NBTY purchased products at higher costs which negatively impacted results.

NBTY Chairman and CEO, Scott Rudolph, said: “NBTY generated a significant increase in sales for the quarter, particularly in our wholesale sector, which continues to benefit from the Leiner acquisition.  We are now experiencing operating leverage generating long-term growth, garnering greater market share and enhancing our position as the global leader in the nutritional supplement industry.”

ABOUT NBTY

NBTY is a leading global vertically integrated manufacturer, marketer and distributor of a broad line of high-quality, value-priced nutritional supplements in the United States and throughout the world. Under a number of NBTY and third party brands, the Company offers over 25,000 products, including products marketed by the Company’s Nature’s Bounty® (www.NaturesBounty.com), Vitamin World® (www.VitaminWorld.com), Puritan’s Pride® (www.Puritan.com), Holland & Barrett® (www.HollandAndBarrett.com), Rexall® (www.Rexall.com), Sundown® (www.SundownNutrition.com),

MET-Rx® (www.MetRX.com), Worldwide Sport Nutrition® (www.SportNutrition.com), American Health® (www.AmericanHealthUS.com), GNC (UK)® (www.GNC.co.uk), DeTuinen® (www.DeTuinen.nl), LeNaturiste™ (www.LeNaturiste.com), SISU® (www.SISU.com), Solgar® (www.Solgar.com), Good ‘n’ Natural® (www.goodnnatural.com), Home Health™ (www.homehealthus.com), Julian Graves, and Ester-C® (www.Ester-C.com) brands.  NBTY routinely posts information that may be important to investors on its web site.

This release refers to non-GAAP financial measures, such as Adjusted EBITDA.  “Adjusted EBITDA” is defined as net income, excluding the aggregate amount of all non-cash losses reducing net income, plus interest, taxes, depreciation and amortization.  This non-GAAP financial measure is not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  A reconciliation of the non-GAAP measure to the comparable GAAP measure is included in the attached financial tables.  Management believes the presentation of Adjusted EBITDA is relevant and useful because Adjusted EBITDA is a measurement industry analysts utilize when evaluating NBTY’s operating performance.  Management also believes Adjusted

EBITDA enhances an investor’s understanding of NBTY’s results of operations because it measures NBTY’s operating performance exclusive of interest and non-cash charges for depreciation and amortization.  Management also provides this non-GAAP measurement as a way to help investors better understand its core operating performance, enhance comparisons of NBTY’s core operating performance from period to period and to allow better comparisons of NBTY’s operating performance to that of its competitors.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business.  These forward-looking statements can be identified by the use of terminology such as “subject to,” “believe,” “expects,” “plan,” “project,” “estimate,” “intend,” “may,” “will,” “should,” “can,” or “anticipates,” or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy.   Although all of these forward looking statements are believed to be reasonable, they are inherently uncertain.  Factors which may materially affect such forward-looking statements include: (i) slow or negative growth in the nutritional supplement industry; (ii) interruption of business or negative impact on sales and earnings due to acts of God, acts of war, terrorism, bio-terrorism, civil unrest or disruption of mail service; (iii) adverse publicity regarding nutritional supplements; (iv) inability to retain customers of companies (or mailing lists) recently acquired; (v) increased competition; (vi) increased costs; (vii) loss or retirement of key members of management; (viii) increases in the cost of borrowings and/or unavailability of additional debt or equity capital; (ix) unavailability of, or inability to consummate, advantageous acquisitions in the future, including those that may be subject to bankruptcy approval or the inability of NBTY to integrate acquisitions into the mainstream of its business; (x) changes in general worldwide economic and political conditions in the markets in which NBTY may compete from time to time; (xi) the inability of NBTY to gain and/or hold market share of its wholesale and/or retail customers anywhere in the world; (xii) unavailability of electricity in certain geographical areas; (xiii) the inability of NBTY to obtain and/or renew insurance and/or the costs of the same; (xiv) exposure to and expense of defending and resolving product liability and intellectual property claims and other litigation; (xv) the ability of NBTY to successfully implement its business strategy; (xvi) the inability of NBTY to manage its retail, wholesale, manufacturing and other operations efficiently; (xvii) consumer acceptance of NBTY’s products; (xviii) the inability of NBTY to renew leases for its retail locations; (xix) the inability of NBTY’s retail stores to attain or maintain profitability; (xx) the absence of clinical trials for many of NBTY’s products; (xxi) sales and earnings volatility and/or trends for the Company and its market segments; (xxii) the efficacy of NBTY’s Internet and on-line sales and marketing strategies; (xxiii) fluctuations in foreign currencies, including the British pound, the Euro and the Canadian dollar; (xxiv) import-export controls on sales to foreign countries; (xxv) the inability of NBTY to secure favorable new sites for, and delays in opening, new retail and manufacturing locations; (xxvi) introduction of and compliance with new federal, state, local or foreign legislation or regulation or adverse determinations by regulators anywhere in the world (including the banning of products) and more particularly Good Manufacturing Practices in the United States, the Food Supplements Directive and Traditional Herbal Medicinal Products Directive in Europe and Section 404 requirements of the Sarbanes-Oxley Act of 2002; (xxvii) the mix of NBTY’s products and the profit margins thereon; (xxviii) the availability and pricing of raw materials; (xxix) risk factors discussed in NBTY’s filings with the U.S. Securities and Exchange Commission; (xxx) adverse effects on NBTY as a result of increased energy prices and potentially reduced traffic flow to NBTY’s retail locations; (xxxi) adverse tax determinations; (xxxii) the loss of a significant customer of the Company; (xxxiii) potential investment losses as a result of liquidity conditions; and (xxxiv) other factors beyond the Company’s control.

Readers are cautioned not to place undue reliance on forward-looking statements. NBTY cannot guarantee future results, trends, events, levels of activity, performance or achievements. NBTY does not undertake and specifically declines any obligation to update, republish or revise forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events.

Consequently, such forward-looking statements should be regarded solely as NBTY’s current plans, estimates and beliefs.

(TABLES FOLLOW)

NBTY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Three months
	ended June 30,
(In thousands, except per share amounts)	2009	2008

Net sales	$651,707	$534,519

Costs and expenses:
Cost of sales	359,240	262,455
Advertising, promotion and catalog	23,570	35,732
Selling, general and administrative	182,618	166,058
IT project termination costs	10,127	—
	575,555	464,245

Income from operations	76,152	70,274

Other income (expense):
Interest	(8,402)	(3,721)
Miscellaneous, net	3,396	2,417
	(5,006)	(1,304)

Income before provision for income taxes	71,146	68,970

Provision for income taxes	25,229	23,444

Net income	$45,917	$45,526

Net income per share:
Basic	$0.74	$0.74
Diluted	$0.73	$0.72

Weighted average common shares outstanding:
Basic	61,796	61,280
Diluted	63,264	62,830

NBTY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Nine months
	ended June 30,
(In thousands, except per share amounts)	2009	2008

Net sales	$1,907,813	$1,577,895

Costs and expenses:
Cost of sales	1,091,386	764,069
Advertising, promotion and catalog	87,889	108,908
Selling, general and administrative	553,177	500,590
IT project termination costs	18,774	—
	1,751,226	1,373,567

Income from operations	156,587	204,328

Other income (expense):
Interest	(26,780)	(11,239)
Miscellaneous, net	(1,959)	11,089
	(28,739)	(150)

Income before provision for income taxes	127,848	204,178

Provision for income taxes	45,386	68,604

Net income	$82,462	$135,574

Net income per share:
Basic	$1.34	$2.11
Diluted	$1.31	$2.06

Weighted average common shares outstanding:
Basic	61,665	64,105
Diluted	63,124	65,826

NET SALES

(Unaudited)

	THREE MONTHS ENDED JUNE 30,
			Percentage
(In thousands)	2009	2008	Change

Wholesale / US Nutrition	$396,162	$283,645	40%

North American Retail	51,223	50,415	2%

European Retail	151,293	145,670	4%

Direct Response / E-Commerce	53,029	54,789	-3%

Total	$651,707	$534,519	22%

GROSS PROFIT

PERCENTAGES

(Unaudited)

	THREE MONTHS ENDED JUNE 30,
			Increase
	2009	2008	- Decrease

Wholesale / US Nutrition	33%	41%	-8%

North American Retail	67%	66%	1%

European Retail	61%	62%	-1%

Direct Response / E-Commerce	64%	58%	6%

Total	45%	51%	-6%

NET SALES

(Unaudited)

	NINE MONTHS ENDED
	JUNE 30,
			Percentage
(In thousands)	2009	2008	Change

Wholesale / US Nutrition	$1,152,930	$801,943	44%

North American Retail	151,577	158,501	-4%

European Retail	441,757	462,337	-4%

Direct Response / E-Commerce	161,549	155,114	4%

Total	$1,907,813	$1,577,895	21%

GROSS PROFIT PERCENTAGES (Unaudited)

	NINE MONTHS ENDED
	JUNE 30,
			Increase
	2009	2008	- Decrease

Wholesale / US Nutrition	29%	42%	-13%

North American Retail	67%	62%	5%

European Retail	62%	62%	0%

Direct Response / E-Commerce	62%	59%	3%

Total	43%	52%	-9%

ADJUSTED EBITDA**

Reconciliation of GAAP Measures to Non-GAAP Measures

(Unaudited)

	THREE MONTHS ENDED JUNE 30, 2009
(In thousands)	Pretax Income (Loss)	Depreciation and amortization	Interest	Non-cash charges	Adjusted EBITDA**

Wholesale / US Nutrition	$61,905	$3,681	$—	$24	$65,610

North American Retail	(2,274)	758	—	5,560	4,044

European Retail	14,070	3,634	—	5,591	23,295

Direct Response / E-Commerce	18,166	1,245	—	790	20,201

Segment Results	91,867	9,318	—	11,965	113,150

Corporate / Manufacturing	(20,721)	7,486	8,402	832	(4,001)

Total	$71,146	$16,804	$8,402	$12,797	$109,149

	THREE MONTHS ENDED JUNE 30, 2008
	Pretax Income (Loss)*	Depreciation and amortization	Interest	Non-cash charges	Adjusted EBITDA**

Wholesale / US Nutrition	$49,136	$2,587	$—	$31	$51,754

North American Retail	1,873	750	—	18	2,641

European Retail	28,249	3,049	—	49	31,347

Direct Response / E-Commerce	6,044	1,248	—	23	7,315

Segment Results	85,302	7,634	—	121	93,057

Corporate / Manufacturing	(16,332)	5,749	3,721	537	(6,325)

Total	$68,970	$13,383	$3,721	$658	$86,732

* REFLECTS REVISED ALLOCATIONS OF CORPORATE/MANUFACTURING COSTS

**   SINCE ADJUSTED EBITDA IS NOT A MEASURE OF PERFORMANCE CALCULATED IN ACCORDANCE WITH U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (“GAAP”), IT SHOULD NOT BE CONSIDERED IN ISOLATION OF, OR AS A SUBSTITUTE FOR OR SUPERIOR TO, OTHER MEASURES OF FINANCIAL PERFORMANCE PREPARED IN ACCORDANCE WITH GAAP, SUCH AS OPERATING INCOME, NET INCOME AND CASH FLOWS FROM OPERATING ACTIVITIES.  IN ADDITION, THE COMPANY’S DEFINITION OF ADJUSTED EBITDA IS NOT NECESSARILY COMPARABLE TO SIMILARLY TITLED MEASURES REPORTED BY OTHER COMPANIES.

ADJUSTED EBITDA**

Reconciliation of GAAP Measures to Non-GAAP Measures

(Unaudited)

	NINE MONTHS ENDED JUNE 30, 2009
(In thousands)	Pretax Income (Loss)*	Depreciation and amortization	Interest	Non-cash charges	Adjusted EBITDA**

Wholesale / US Nutrition	$110,968	$10,991	$—	$(3)	$121,956

North American Retail	(4,160)	2,255	—	5,607	3,702

European Retail	60,559	10,598	—	5,681	76,838

Direct Response / E-Commerce	38,119	3,777	—	5,413	47,309

Segment Results	205,486	27,621	—	16,698	249,805

Corporate / Manufacturing	(77,638)	23,983	26,780	1,836	(25,039)

Total	$127,848	$51,604	$26,780	$18,534	$224,766

	NINE MONTHS ENDED JUNE 30, 2008
	Pretax Income (Loss)*	Depreciation and amortization	Interest	Non-cash charges	Adjusted EBITDA**

Wholesale / US Nutrition	$128,678	$7,858	$—	$79	$136,615

North American Retail	(1,733)	2,404	—	384	1,055

European Retail	97,582	9,081	—	90	106,753

Direct Response / E-Commerce	25,699	3,988	—	43	29,730

Segment Results	250,226	23,331	—	596	274,153

Corporate / Manufacturing	(46,048)	17,707	11,239	930	(16,172)

Total	$204,178	$41,038	$11,239	$1,526	$257,981

*    REFLECTS REVISED ALLOCATIONS OF CORPORATE/MANUFACTURING COSTS

**  SINCE ADJUSTED EBITDA IS NOT A MEASURE OF PERFORMANCE CALCULATED IN ACCORDANCE WITH U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (“GAAP”), IT SHOULD NOT BE CONSIDERED IN ISOLATION OF, OR AS A SUBSTITUTE FOR OR SUPERIOR TO, OTHER MEASURES OF FINANCIAL PERFORMANCE PREPARED IN ACCORDANCE WITH GAAP, SUCH AS OPERATING INCOME, NET INCOME AND CASH FLOWS FROM OPERATING ACTIVITIES. IN ADDITION, THE COMPANY’S DEFINITION OF ADJUSTED EBITDA IS NOT NECESSARILY COMPARABLE TO SIMILARLY TITLED MEASURES REPORTED BY OTHER COMPANIES.

NBTY, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30,	September 30,
(In thousands, except per share amounts)	2009	2008

Current assets:
Cash and cash equivalents	$69,817	$90,180
Accounts receivable, net	131,754	122,878
Inventories	634,613	585,239
Deferred income taxes	25,353	25,098
Other current assets	36,545	75,971

Total current assets	898,082	899,366

Property, plant and equipment, net	387,858	419,066
Goodwill	337,988	342,379
Intangible assets, net	216,726	230,424
Other assets	35,260	45,123

Total assets	$1,875,914	$1,936,358

Current liabilities:
Current portion of long-term debt	$31,635	$33,309
Accounts payable	106,999	120,620
Accrued expenses and other current liabilities	145,732	172,035
Total current liabilities	284,366	325,964

Long-term debt, net of current portion	453,454	538,402
Deferred income taxes	38,737	49,139
Other liabilities	32,724	24,657
Total liabilities	809,281	938,162

Commitments and contingencies

Stockholders’ equity:

Common stock, $0.008 par; authorized 175,000 shares; issued and outstanding 61,872 and 61,599 shares at June 30, 2009 and September 30, 2008, respectively	495	493
Capital in excess of par	144,493	140,990
Retained earnings	921,530	839,068
Accumulated other comprehensive income	115	17,645
Total stockholders’ equity	1,066,633	998,196

Total liabilities and stockholders’ equity	$1,875,914	$1,936,358

NBTY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months
	ended June 30,
(In thousands)	2009	2008
Cash flows from operating activities:
Net income	$82,462	$135,574
Adjustments to reconcile net income to cash provided by operating activities:
Impairments and disposals of assets	4,520	441
Depreciation and amortization	51,604	41,038
IT project termination costs	16,521	—
Foreign currency transaction loss (gain)	5,113	(1,594)
Stock-based compensation	2,013	1,176
Amortization of deferred charges	951	562
Allowance for doubtful accounts	(366)	(543)
Inventory reserves	5,666	5,676
Deferred income taxes	888	1,372
Excess income tax benefit from exercise of stock options	(55)	(4,984)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(11,129)	(3,376)
Inventories	(63,228)	(26,438)
Other assets	9,162	11,744
Accounts payable	(7,061)	675
Accrued expenses and other liabilities	(8,915)	472
Net cash provided by operating activities	88,146	161,795

Cash flows from investing activities:
Purchase of property, plant and equipment	(38,584)	(32,031)
Purchase of available-for-sale investments	—	(364,917)
Proceeds from sale of available-for-sale investments	—	463,087
Cash paid for acquisitions, net of cash acquired	(264)	(5,072)
Acquisition working capital escrow	—	(11,500)
Escrow refund, net of purchase price adjustments	14,460	—
Net cash (used in) provided by investing activities	(24,388)	49,567

Cash flows from financing activities:
Principal payments under long-term debt agreements and capital leases	(25,176)	(720)
Proceeds from borrowings under the Revolving Credit Facility	95,000	—
Principal payments under the Revolving Credit Facility	(155,000)	—
Excess income tax benefit from exercise of stock options	55	4,984
Proceeds from stock options exercised	1,437	3,852
Purchase of treasury stock (subsequently retired)	—	(188,432)

Net cash used in financing activities	(83,684)	(180,316)

Effect of exchange rate changes on cash and cash equivalents	(437)	(1,972)

Net (decrease) increase in cash and cash equivalents	(20,363)	29,074

Cash and cash equivalents at beginning of period	90,180	92,902

Cash and cash equivalents at end of period	$69,817	$121,976